Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	don.washington@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the
Second Quarter of 2013

•	GAAP EPS was $0.35 compared to $0.47 in the second quarter of 2012; before selected items, second quarter EPS improved to $0.87 from $0.76 a year ago

•	Income was reduced by a $6.3 million pre-tax ($4.0 million after-tax) adjustment to an environmental reserve for previously owned businesses

•	Segment profit margin increased to 14.0% in the second quarter from 12.4% a year ago reflecting lower costs and better pricing

•
Increased sales to heavy-duty truck markets and of diesel engine environmental upgrades were offset by lower demand for high-performance sealing products; total sales were about the same as in the second quarter of 2012

•	Deconsolidated operations of GST reported third-party sales of $58.2 million and EBITDA-A of $18.3 million

CHARLOTTE, N.C., August 1, 2013 -- EnPro Industries (NYSE: NPO) today reported consolidated sales of $305.8 million in the second quarter of 2013, a 1% increase over the second quarter of 2012 when sales were $301.7 million. The increase primarily reflects the contribution of a full quarter of sales from an acquisition completed in mid-April 2012, but sales also benefited from stronger demand for heavy-duty truck products and increased sales of diesel engine environmental upgrades. These improvements were largely offset by lower demand for the company's high-performance sealing products, especially in the semiconductor market.

Segment profits increased 14% to $42.7 million in the second quarter of 2013. Segment profit margins also increased, improving to 14.0% from 12.4% in the second quarter of 2012. The improvement in profits and margins reflects the benefits of the company's initiatives to improve pricing and reduce costs in its operations.

Net income in the second quarter of 2013 was $8.0 million, or $0.35 a share, compared to net income of $10.2 million, or $0.47 a share, in the second quarter of 2012. Net income in the second quarter of 2013 was reduced by an adjustment to an environmental reserve for previously owned businesses of $6.3 million, before tax ($4.0 million after-tax).

Before selected items, including interest due to Garlock Sealing Technologies LLC (GST), a deconsolidated subsidiary, restructuring costs and the environmental reserve adjustment, net income improved by 17% to $19.5 million, or $0.87 a share, in the second quarter of 2013. In the second quarter of 2012, net income before selected items was $16.7 million, or $0.76 a share.

A table attached to this press release shows the effect of selected items on the company's results in the second quarters and first six months of 2013 and 2012. All per share amounts are stated on a diluted basis.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (adjusted EBITDA) were $48.4 million in the second quarter of 2013, a 13% improvement over the second quarter of 2012, when adjusted EBITDA was $43.0 million.

GST and its subsidiaries, which were deconsolidated effective June 5, 2010, when they entered a process to reach a permanent resolution of all current and future asbestos claims, reported third-party sales of $58.2 million in the second quarter of 2013, a 2% increase from the second quarter of 2012. GST's operating income improved by 24% to $16.6 million in the second quarter of 2013.

Six Months Results
Sales for the first six months of 2013 were $592.7 million, a decrease of $20.5 million or 3% from the first half of 2012. Excluding the contribution of the Motorwheel acquisition, which was completed in April 2012, sales declined by 6% from the first half of 2012. The decline primarily reflects a change in market conditions from the strong first half of 2012, when the company benefited from higher demand for semiconductor products, more favorable conditions in the company's European markets and higher engine revenues in the Engine Products and Services segment.

Segment profits were $74.6 million in the first half of 2013, a decline of 8% from the same period in 2012. Segment profit margins decreased to 12.6% from 13.2% primarily because of lower volumes and a less favorable product mix at all operations. These factors were partially offset by better pricing and lower selling, general and administrative expense.

Adjusted EBITDA for the first half of 2013 was $84.6 million, about a 5% decrease from the first half of 2012 when adjusted EBITDA was $89.5 million.

Net income for the first six months of the year was $16.6 million, or $0.74 a share, about 31% less than net income of $24.0 million, or $1.11 a share, in the first six months of 2012. Before selected items, net income in the first half of 2013 was $32.0 million, or $1.43 a share, 12% less than in the first half of 2012, when net income before selected items was $36.2 million, or $1.67 a share.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2013	6/30/2012		6/30/2013	6/30/2012	Change
Sales	$165.9	$165.1	--	$312.5	$314.6	-1%
EBITDA	$35.2	$30.3	16%	$64.3	$59.2	9%
EBITDA Margin	21.2%	18.4%		20.6%	18.8%	8%
Segment Profit	$27.7	$22.8	21%	$49.0	$45.3
Segment Margin	16.7%	13.8%		15.7%	14.4%

Sealing Products segment sales were about the same in the second quarter of 2013 as they were in the second quarter of 2012. The segment benefited from higher demand for Stemco products sold into North American heavy-duty truck markets and a full quarter of sales from Stemco's Motorwheel acquisition, which closed in mid-April 2012. Excluding Motorwheel, the segment's sales were down about 1% as increased demand at Stemco was more than offset by weaker demand for the Technetics Group's high performance products, particularly from the semiconductor industry.

The segment's profits increased by 21% from the second quarter of 2012. Segment profit margins grew to 16.7% from 13.8% in the second quarter of 2012, when the segment recorded a total of $1.8 million for restructuring expense and an adjustment to the fair value of inventory related to the Motorwheel acquisition. Segment profits also benefited from lower operating costs, a more attractive product mix and modest price increases.

The segment's sales in the first half of the year were down slightly as reduced demand at Technetics and the consolidated Garlock operations more than offset the contribution of the Motorwheel acquisition and improvement in demand for Stemco's core products. However, segment profits and profit margins improved as the segment benefited from the contribution of Motorwheel, improved operating efficiencies and better pricing.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2013	6/30/2012		6/30/2013	6/30/2012	Change
Sales	$95.1	$95.1	--	$186.9	$195.7	-4%
EBITDA	$14.3	$12.4	15%	$25.6	$26.7	-4%
EBITDA Margin	15.0%	13.0%		13.7%	13.6%
Segment Profit	$8.6	$6.8	26%	$14.4	$15.8	-9%
Segment Margin	9.0%	7.2%		7.7%	8.1%

Sales in the Engineered Products segment were unchanged from the second quarter of 2012. At GGB Bearing Technology, better pricing helped to offset most of the effect of lower demand, which slowed in both North America and Europe from the high levels experienced in the second quarter of 2012. At CPI, sales were down slightly as demand from the business' North American markets softened.

Profits in the Engineered Products segment profits increased 26% and segment margins grew to 9.0% from 7.2% in the second quarter of 2012. Segment profits in the second quarter of 2013 benefited from favorable pricing and improved operating efficiencies, partially offset by lower volumes.

For the first half of 2013, Engineered Products segment sales declined by 4% primarily because of low levels of demand in the first quarter from its European markets and certain markets in North America. Lower volumes at both GGB and CPI and cost increases at GGB reduced segment profits and profit margins in the first half of 2013.

Engine Products and Services Segment

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2013	6/30/2012		6/30/2013	6/30/2012	Change
Sales	$45.0	$42.1	7%	$94.4	$104.1	-9%
EBITDA	$7.4	$8.5	-13%	$13.0	$21.1	-38%
EBITDA Margin	16.4%	20.2%		13.8%	20.3%
Segment Profit	$6.4	$7.8	-18%	$11.2	$19.6	-43%
Segment Margin	14.2%	18.5%		11.9%	18.8%

In the Engine Products and Services segment, sales improved by 7% over the second quarter of 2012 as Fairbanks Morse Engine benefited from increased sales of environmental upgrades and higher service revenues compared to the prior year. Engine and parts revenues were about the same as in the second quarter of 2012. All engine revenues in both quarters were recorded under the percentage of completion method of accounting.

Segment profits decreased by 18% and segment profit margins fell to 14.2% from 18.5% in the second quarter of 2012, largely due to a $1.9 million restructuring charge related to an early retirement program at Fairbanks Morse. Excluding this charge, which is expected to result in about $3 million in annualized savings, segment profit margins were about the same as in the second quarter of 2012.

The segment's sales in the first half of 2013 were 9% below the first half of 2012, when the segment recorded higher new engine revenues, including $18.4 million recorded under the completed contract method. All engine revenues in the first half of 2013 were recorded under the percentage of completion method. Segment profits and margins declined in the first half of 2013 due to a less profitable product mix, the effect of a low-margin engine refurbishment contract and restructuring expenses.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2013	6/30/2012		6/30/2013	6/30/2012	Change
Third Party Sales	$58.2	$56.9	2%	$114.7	$114.5	--
EBITDA-A	$18.3	$14.8	24%	$32.5	$28.0	16%
EBITDA-A Margin	31.4%	26.0%		28.3%	24.5%
Operating Profit	$16.6	$13.4	24%	$29.3	$25.0	17%
Operating Profit Margin	28.5%	23.6%		25.5%	21.8%
Adjusted Net Income	$11.3	$9.1	24%	$19.9	$16.4	21%

Third party sales at the deconsolidated operations of GST and its subsidiaries increased by 2% over the second quarter of 2012 reflecting modest increases in activity in North American markets and better pricing. Lower selling, general and administrative expenses increased operating profits and operating profit margins in the second quarter of 2013 compared to a year ago.

GST's adjusted net income, which excludes intercompany interest income and expense associated with the asbestos claims resolution process, increased to $11.3 million. Asbestos-related expenses totaled $13.1 million in the second quarter of 2013, an increase of $4.3 million from the second quarter of 2012. These expenses grew as activity in relation to GST's asbestos liability estimation trial increased. The trial began on July 22, 2013.

GST's sales in the first half of 2013 were about the same as in the first half of 2012, but lower costs led to improved operating profits and profit margins. GST's asbestos-related expenses totaled $24.1 million in the first half of 2013.

Cash Flows
EnPro's cash balance stood at $58.2 million at June 30, 2013 compared to $31.2 million at the end of the second quarter in 2012. Operating activities provided cash of $5.5 million in the first six months of 2013, the same amount that they provided in the first half of 2012.

GST finished the first half of 2013 with a cash and investment balance of $172.8 million dollars, compared with $137.8 million at the end of the second quarter of 2012.

Outlook
“As we move into the second half of 2012, conditions in many of our markets appear to have stabilized,” said Steve Macadam, president and chief executive officer. “In this environment where we expect limited opportunities for growth, our focus will remain on executing our strategies to improve operating efficiencies, capturing increasing benefits from new products and new markets we have gained through acquisition, and taking other steps to achieve higher levels of profitability.”

Macadam noted that the company expects little if any improvement in the European markets served by its Sealing Products and Engineered Products segments for the remainder of the year and only modest increases in activity in their North American markets compared to the second half of 2012. He also pointed out that the company expects second half revenues in the Engine Products and Services segment to decline by more than 10% compared to the second half of 2012 as a result of lower demand for the segment's aftermarket products and services.

Conference Call and Webcast Information
EnPro will hold a conference call today, August 1, at 10:00 a.m. Eastern Time to discuss second quarter 2013 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 20427074. A live audio webcast of the call and accompanying slide presentation will be accessible from the company's website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company's home page.

Deconsolidation of Garlock Sealing Technologies LLC
Results for the second quarters and first six months of 2013 and 2012 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for second quarters and first six months of 2013 and 2012 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013,, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company's website at http://www.enproindustries.com.